Exhibit 10.8

                                 August 15, 2002

Mr. Robert Gallahue
544 Sharpner's Pond Road
North Andover, MA 01845

Dear Mr. Gallahue:

As we discussed and agreed, your employment with Keryx Biopharmaceuticals, Inc. (the "Company") will terminate on August 15, 2002. The Company will provide you with the severance benefits described in the "Description of Severance Benefits" attached to this letter agreement as Attachment A if you sign and return this letter agreement to Bob Trachtenberg by October 2, 2002 and it becomes binding. These benefits are greater than those you would have received pursuant to paragraph 8 of your Employment Agreement. By signing and returning this letter agreement, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with your attorney before signing this letter agreement and you may take up to forty-five (45) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying Bob Trachtenberg of such revocation. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign this letter agreement by October 2, 2002, you shall not receive the severance benefits described in Attachment A. You will, however, receive payment for any accrued wages and unused vacation time accrued through the Termination Date (as defined below). Also, regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal "COBRA" law, 29 U.S.C. ss. 1161 et seq. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits, including life insurance and long-term disability, will cease upon your termination date.

The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1. Termination Date - Your effective date of termination from the Company is August 15, 2002 (the "Termination Date").

2. Description of Severance Benefits - The severance benefits paid to you if you timely sign and return this letter agreement and it becomes binding are described in the "Description of Severance Benefits" attached as Attachment A (the "severance benefits").

3. Release - In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge TriNet Employer Group, Inc. and the Company, including all of its officers, directors, stockholders, corporate affiliates, subsidiaries, and parent companies and their respective agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which you ever had or now have against TriNet Employer Group, Inc. and the Company, including all of its officers, directors, stockholders, corporate affiliates, subsidiaries and parent companies and their respective agents and employees arising out of your employment with or separation from the Company including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C., ss.621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., ss.12101 et seq., the Family and Medical Leave Act, 29 U.S.C. ss. 2601 et seq., and the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. ss.2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. ss.701 et seq., all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. ss.1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. ss.1001 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, ss.1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12ss. ss.11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93 ss.102 and M.G.L. c.214, ss.1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, ss.1 et seq., the Massachusetts Privacy Act, M.G.L. c.214, ss.1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, ss.105(d), all as amended, all common law claims including, but not limited to, actions in tort, defamation and breach of contract (including all claims pursuant to your Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, nothing in this letter agreement shall prevent you from filing, cooperating with, or participating in a discrimination proceeding before a state or federal Fair Employment Practices Agency or court (except that you acknowledge that you may not recover any monetary benefit in such proceeding unless this letter agreement is held invalid by such an agency or court).

4. Non-Disclosure and Non-Competition - You acknowledge your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as stated more fully in the Proprietary Information and Inventions Agreement which remains in full force and effect. You further acknowledge and reaffirm your obligations under the non-competition provision (paragraph
      6) of your Employment Agreement which also remains in full force and effect.


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

5. Return of Company Property - You agree to return within seven (7) days of the execution of this letter agreement all Company property including, but not limited to, keys, files, office equipment, passwords, passcodes, computer software (and all copies thereof), and computer hardware, which is in your possession or control. You further agree to leave intact all electronic Company documents, including those which you developed during your employment. Notwithstanding the foregoing, you shall be entitled to keep the office equipment and computer hardware set forth in Attachment B until December 31, 2002, at which time you shall return all such equipment to the Company unless otherwise agreed.

6. Non-Disparagement - You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company, its subsidiaries and their respective directors, officers, employees, agents or representatives or about the Company's business affairs and financial condition.

7. Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8. Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9. Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

10. Confidentiality - To the extent permitted by law, you understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

11. Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12. Eligibility for Severance Program - Attached to this letter agreement as Attachment C is a description of (i) any class, unit or group of individuals covered by the program of


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

      severance benefits which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.

13. Acknowledgments - You acknowledge that you have been given at least forty-five (45) days to consider this letter agreement, including Attachments A and B. You are advised to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

14. Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement, including Attachments A and B, with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachments A and B, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15. Applicable Law - This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

16. Entire Agreement - This letter agreement, including Attachments A, B and C, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4.

If you have any questions about the matters covered in this letter agreement, please call me.

                                   Very truly yours,


                                   By: /s/ Benjamin Corn
                                      -----------------------------------
                                      Name: Benjamin Corn, M.D.
                                      Title: Chief Executive Officer & President


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

I hereby agree to the terms and conditions set forth above and in Attachments A and B. I have been given at least forty-five (45) days to consider this letter agreement (including Attachments A and B) and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven
(7) days.



/s/ Robert Gallahue                        Date August 15, 2002
-------------------------------                 ---------------
Employee Name: Robert Gallahue


To be returned by October 2, 2002.


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

                                  ATTACHMENT A

                        DESCRIPTION OF SEVERANCE BENEFITS

The Company will provide you with four and a half months of base salary, less all applicable state and federal taxes ("the "Severance Pay"). This Severance Pay will be paid in a lump sum no earlier than the eighth (8th) day but not later than the twentieth (20th ) day after this letter agreement becomes binding on you.

All of your outstanding options to purchase common stock of the Company which have not vested as of the Termination Date shall become fully vested and exercisable. Your right to exercise your outstanding options shall terminate at 5:00 p.m., Boston time, on the second anniversary of the Termination Date. Notwithstanding the foregoing, if you, during the two year period following the Termination Date, violate the non-competition, non-disparagement or confidentiality provisions of this letter agreement, any employment contract, confidentiality and nondisclosure agreement or other agreement between you and the Company, the right to exercise your options shall terminate immediately upon such violation. Except as otherwise provided above, you may exercise your options only in accordance with, and your options shall continue to be governed by, the provisions of the applicable stock option plan, option agreement and the Company's Procedures And Guidelines Governing Insider Trading And Tipping.

Provided you timely elect to receive group medical insurance pursuant to the federal "COBRA" law, 29 U.S.C. ss. 1161 et seq., the Company will reimburse you for the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage for a period of four months or until you obtain other coverage whichever period is shorter. You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

In addition, the Company will reimburse you for documented expenses incurred through December 31, 2002 for continuing professional education courses (estimated $750), your Certified Public Accounting licensure fee (estimated $156) and expenses for your home office (estimated $800). The estimated total of the above is to be available as a pool allowing reasonable and documented expenses to be applied against this pool. The Company also will transfer your cell phone to your name. The Company will also reimburse you for monies lost ($187.50 Health and $231.24 Dependent) due to termination of the deferred salary benefit plans (SEC 125 Plans).

In addition, the Company will pay to you $6,577.59, which amount includes (i) a reimbursement for taxes paid by you as a result of health insurance premiums paid by your former employer being includable in your taxable income for the tax years 2000 and 2001, and (ii) a reimbursement for taxes payable by you as a result of the reimbursement described in (i) above.


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

                                  ATTACHMENT B

     OFFICE EQUIPMENT AND COMPUTER HARDWARE ON LOAN UNTIL DECEMBER 31, 2002

1)    OfficeJet G85 Printer/Fax/Copier

2)    Computer Hard drive


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

                                  ATTACHMENT C

                      OLDER WORKERS BENEFIT PROTECTION ACT
                               NOTICE TO EMPLOYEES

As a result of the Company's decision to eliminate costs to better position itself in the marketplace, your employment with the Company is ending and you have been selected to receive an offer of severance benefits in exchange for signing a release and waiver of claims. In connection with the severance program, you are being provided with information as to: (i) any class, unit or group of individuals covered by such program, any eligibility factors for such program and any time limits applicable to such program; and (ii) the job title and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the program.

The Company determined that all employees in the classes, units or departments in the chart below would be eligible for the severance program. All persons who are being terminated in this reduction in force have been selected for the program and their job titles and ages have been indicated in the chart below. The job titles and ages of individuals who were not selected for the program are also indicated in the chart.

Selected employees age forty or over shall have 45 days to consider the Company's severance offer and may revoke their agreement to participate in the program within seven days of their execution of an agreement. Selected employees under age forty shall have seven (7) days to consider the Company's severance offer and do not have a right of revocation.

Class/Unit/             Job Title and Ages of                     Job Title and Ages of
Department              Employees Selected                        Employees Not Selected
----------              ------------------                        ----------------------

General and             Chief Financial Officer* (42)             Controller (28)
Administrative          Office Manager (41)                       V.P. Business Development (39)

Clinical Development    Sr. Clinical Research Associate (30)      Sr. V.P. Clinical Development
                                                                  Development (57)

                                                                  Executive Administrative
                                                                  Assistant (30)


* This individual is subject to an employment agreement.


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